Exhibit 3.239

STATE OF DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE OF AMENDMENT

1	The name of the limited liability company is T-Mobile Subsidiary IV LLC.

2.	Paragraph 1 of the Certificate of Formation of the limited liability company is hereby amended in its entirety to read as below:

The name of the limited liability company is TMUS International LLC.

3.	This Certificate of Amendment is effective as of December 31, 2020.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on 12/21/2020 I 2:05 PM PST.

By	/s/ Katie True-Awtry
Katie True-Awtry, Assistant Secretary

Certificate of Amendment

TMUS International LLC